UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2008

CLAYTON WILLIAMS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10924	75-2396863
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Desta Drive, Suite 6500 Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (432) 682-6324

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Compensatory Arrangements of Certain Officers

In September 2002, Clayton Williams Energy, Inc. (the “Company”) adopted an after-payout incentive plan (the “APO Incentive Plan”) for officers, key employees and consultants, excluding Clayton W. Williams, Jr., the Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer of the Company, who promote the Company’s drilling and acquisition programs.  The objective in adopting this plan was to further align the interests of the participants with those of the Company and its shareholders by granting the participants after-payout working interests in the production developed, directly or indirectly, by the participants.  The APO Incentive Plan provides for the creation of a series of partnerships (either limited partnerships or tax partnerships) to which the Company, as general partner, contributes a portion of its working interest in wells drilled within certain areas.  The Company pays all costs and receives all revenues until payout of its costs, plus interest.  After payout, the participants receive at least 99% of the partnership’s subsequent revenues and pay at least 99% of its subsequent expenses.  Although each individual agreement whereby an officer, key employee or consultant participates in the partnerships is in writing, the APO Incentive Plan itself does not have a separate written governing plan document.

As noted above, Mr. Williams is the Chairman of the Board and the Company’s President and Chief Executive Officer.  Prior to 2008, the Compensation Committee of the Board (the “Compensation Committee”) had determined that Mr. Williams should receive long-term incentive compensation in the form of stock options instead of awards under the APO Incentive Plan to more directly align his compensation package with the interests of the Company’s shareholders.  On March 13, 2008, the Compensation Committee concluded that given the substantial equity and option holdings of Mr. Williams, his interests are closely aligned with that of the Company’s other shareholders and additional equity awards are not necessary to further pursue that end.  In addition, the Compensation Committee believes the APO Incentive Plan has been effective both in rewarding executives for the acquisition and development of oil and gas reserves and in providing an incentive to participants to manage such properties in a manner that will maximize the long-term productivity of the properties to both the Company and themselves.

After considering these and other similar factors, the Compensation Committee modified the APO Incentive Plan on March 13, 2008, to provide that Mr. Williams will be eligible to participate in future awards of participation interests in APO Incentive Plan partnerships created after March 13, 2008. The Compensation Committee does not intend to grant stock options to Mr. Williams in the future.

The Compensation Committee established the following parameters in connection with Mr. Williams’ participation in the APO Incentive Plan:

•                  Mr. Williams will continue to recommend to the Compensation Committee the percentage of the Company’s working interests that will be assigned to each partnership, as well as the unit allocation of that working interest among the participants, other than his own.

•                  Mr. Williams will be granted an interest equal to 40% of the working interest being allocated among the other participants, except that Mr. Williams’ interest will be reduced as needed to limit the total working interest being assigned to any partnership to 10% of the Company’s working interest.

•                  All other provisions of the APO Incentive Plan will be uniformly applied to all participants, including Mr. Williams.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date: March 19, 2008	By:	/s/ L. Paul Latham
L. Paul Latham
Executive Vice President and Chief
Operating Officer

Date: March 19, 2008	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial Officer